EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on or about August 1, 2005 pertaining to the Employee Equity Incentive Plan of Knight-Ridder, Inc., of our reports dated February 21, 2005, with respect to the consolidated financial statements of Knight-Ridder, Inc. included in its Annual Report on Form 10-K for the year ended December 26, 2004 and Knight-Ridder, Inc. management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Knight-Ridder, Inc., and the related financial statement schedule of Knight-Ridder, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

San Jose, California

August 1, 2005